                                           INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
Oppenheimer Multi-State Municipal Trust:

We consent to the use in this Registration Statement of Oppenheimer New Jersey Municipal Fund, Oppenheimer
Rochester National Municipals (formerly Oppenheimer Florida Municipal Fund) and Oppenheimer Pennsylvania
Municipal Fund (collectively the Oppenheimer Multi-State Municipal Trust) of our reports dated August 21, 2001, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which are also part of such Registration Statement, and "Independent Auditors" appearing in the Statement of Additional Information.

                                                     KPMG LLP

Denver, Colorado
November 21, 2001